[LOGO DOR BIOPHARMA, INC.]

                         1691 MICHIGAN AVENUE, SUITE 435
                              MIAMI, FLORIDA 33139
                              WWW.DORBIOPHARMA.COM


COMPANY CONTACT:
Ralph M. Ellison, MD, MBA
Chief Executive Officer & President
(305)534-3383
rellison@dorbiopharma.com

INVESTOR RELATIONS CONTACT:
Thomas Redington
Redington, Inc.
(203)222-7399
info@redingtoninc.com
WWW.REDINGTONINC.COM


     DOR BIOPHARMA, INC. ANNOUNCES PRIVATE EQUITY FINANCING OF $3.25 MILLION

Miami, FL - March 4, 2004, DOR BioPharma Inc. (AMEX: DOR) announced that it has entered into definitive agreements for the sale of securities in a private placement to institutional investors with gross proceeds to the Company of approximately $3.25 million.

Under the terms of the financing, in exchange for gross proceeds of $3.25 million, DOR will issue, subject to customary closing conditions, 4,113,924 shares of common stock and warrants to purchase 1,645,570 shares of common stock. The warrants will be exercisable at $0.87 per share for a period of 5 years, subject to accelerated expiration if the price of the common stock is at or above $1.74 per share for 20 consecutive trading days. Upon the exercise of all the warrants for cash, DOR would receive additional gross proceeds of approximately $1.4 million.

The Company plans to use the proceeds from the financing for (i) completion of its ongoing Phase III clinical trial of orBec(R) (oral beclomethasone dipropionate); (ii) further preclinical and clinical development of its biodefense vaccine development programs for Ricin and Botulinum Toxins; (iii) potential acquisition and/or in-licensing of additional clinical stage products; and (iv) general corporate purposes.

Dr. Ralph Ellison, DOR's President and Chief Executive Officer stated, "There are a number of significant development milestones that we are looking forward to achieving this year and the proceeds from this private equity financing should allow us to fund operations well into 2005."

The securities have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

DOR BIOPHARMA, INC.

DOR BioPharma, Inc. is a development-stage biopharmaceutical company specializing in the clinical testing of products that meet unmet medical needs. Through its Biodefense Division, DOR is currently developing vaccines against Ricin Toxin and Botulinum Toxin. DOR's lead therapeutic product, orBec(R) (oral beclomethasone dipropionate), is currently in a pivotal Phase III clinical trial for the treatment of intestinal graft-versus-host disease. For further information regarding DOR BioPharma, please visit the Company's website located at www.dorbiopharma.com.

This press release contains  forward-looking  statements,  within the meaning of
Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities.. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates," "believes" or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, particularly in light of the significant uncertainty inherent in developing mucosally administered vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to compete the contemplated Private Placement obtain future financing or funds when needed, that, product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully enter into profitable biodefense contracts with the U.S. Department of Defense and other countries ,that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, changed circumstances or for any other reason.